UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2023

FOSSIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41040	75-2018505
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

901 S. Central Expressway
Richardson,	Texas	75080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC
7.00% Senior Notes due 2026	FOSLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

Fossil Group, Inc. (the “Company”) reports that 2022 worldwide net sales are expected to be approximately $1.7 billion, representing a decrease of approximately 10% on a reported basis and 5% on a constant currency basis compared to full year 2021. The previous guidance range was a sales decline of 7% to 10% on a reported basis. Full year adjusted operating margin is expected to be approximately 0.4% compared to previous guidance of 2% to 3%. A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not provided, as a reconciliation is not available until such time as the Company finalizes its financial statements for fiscal 2022.

The Company plans to report financial results for the fourth quarter and full year ended December 31, 2022 after market close on Wednesday, March 8, 2023, followed by a conference call to discuss the results at 5:00 p.m. ET the same day.

Item 7.01	Regulation FD Disclosure.

In addition, the Company is implementing a restructuring and growth initiative, “Transform and Grow” (the “TAG Plan”), designed to reduce operating costs, improve operating margins, and advance the Company’s commitment to profitable growth. The TAG Plan is expected to be implemented over a two year period and is intended to generate estimated annualized benefits of at least $100 million by the end of 2024. The TAG Plan includes a reduction of the Company’s current global workforce in 2023 by approximately eight percent, which includes employee reductions resulting from store closures. Decisions regarding the elimination of positions, including the timing thereof, are subject to local law and consultation requirements in certain countries, as well as the Company’s business needs.

The Company estimates that it will incur approximately $25 million to $30 million in charges in connection with the TAG Plan during fiscal 2023, of which approximately $10 million is expected to be incurred in the first quarter of fiscal 2023. The charges in the first quarter of fiscal 2023 consist primarily of costs related to employee transition, severance payments and employee benefits. The estimates of the charges that the Company expects to incur in connection with the TAG Plan, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from such estimates. In addition, the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur.

Safe Harbor

Certain statements contained in Items 2.02 and 7.01 of this Current Report on Form 8-K that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty and the Ukraine crisis; the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; the impact of inflation; results of tax examinations; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligations; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2023

FOSSIL GROUP, INC.

	By:	/s/ SUNIL M. DOSHI
Sunil M. Doshi
Executive Vice President, Chief Financial Officer and Treasurer